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                                                                     EXHIBIT 5.1

                  [Letterhead of Calfee, Halter & Griswold LLP]


                                November 26, 2002


RPM International Inc.
2628 Pearl Road
P.O. Box 777
Medina, Ohio 44258

         We are familiar with the proceedings taken and proposed to be taken by RPM International Inc., a Delaware corporation (the "Company"), with respect to 650,000 shares of the Company's Common Stock, par value $0.01 per share (the "Shares"), to be offered and sold from time to time pursuant to the Company's 401(k) Trust and Plan, as amended, and Union 401(k) Retirement Savings Trust and Plan, as amended (collectively, the "Plans"). As counsel for the Company, we have assisted in preparing a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act").

         In this connection, we have examined such documents, records and matters of law as we have deemed necessary or advisable to render the opinion contained herein. Based upon our examination and inquiries, we are of the opinion that the Shares are duly authorized and, when offered and sold pursuant to the respective terms and conditions of the Plans, will be validly issued, fully paid and nonassessable.

         Our opinion is limited solely to the laws of the State of Delaware.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                         Very truly yours,

                                         /s/ Calfee, Halter & Griswold LLP

                                         CALFEE, HALTER & GRISWOLD LLP